UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

RMR HOSPITALITY AND REAL ESTATE FUND
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 16, 2006, RMR Hospitality and Real Estate Fund (“Fund”) sent a letter to Bulldog Investors General Partnership.  A copy of the letter is enclosed herewith as Exhibit 1.  Along with the letter, the Fund sent copies of the following documents, each of which is on file with the SEC: (1) the Fund’s Declaration of Trust; (2) Amendment No. 1 to the Fund’s Declaration of Trust; (3) Amendment No. 2 to the Fund’s Declaration of Trust; (4) Amended and Restated Bylaws of the Fund; (5) Amendment No. 1 to the Amended and Restated Bylaws of the Fund.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY RMR HOSPITALITY AND REAL ESTATE FUND FROM THE STOCKHOLDERS FOR USE AT ITS ANNUAL MEETING (A) WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF RMR HOSPITALITY AND REAL ESTATE FUND AND THOSE AND OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR FROM RMR HOSPITALITY AND REAL ESTATE FUND UPON WRITTEN REQUEST BY AN INVESTOR TO RMR HOSPITALITY AND REAL ESTATE FUND, 400 CENTRE STREET, NEWTON, MASSACHUSETTS 02458, ATTENTION:  JENNIFER B. CLARK, SECRETARY, OR BY CALLING RMR HOSPITALITY AND REAL ESTATE FUND AT (617) 332-9530.

Exhibit 1

RMR HOSPITALITY AND REAL ESTATE FUND

400 CENTRE STREET

NEWTON,  MA    02458

November 16, 2006

Mr. Phillip Goldstein
President
Kimball & Winthrop, Inc.
Bulldog Investors General Partnership
60 Heritage Drive
Pleasantville, NY   10570

Dear Mr. Goldstein:

I have your letter of November 6, 2006.

Enclosed are copies of the RHR Agreement and Declaration of Trust and of the RHR Bylaws which you requested.

Based upon your public statements, I understand that “since 1996 [you] have conducted more than 20 proxy contests and submitted numerous shareholder proposals” to various publicly owned companies.  In these circumstances, I expect you are capable (and have ready access to professional assistance, if needed) to determine if the notices intended by your letter are deficient in any way.  The adequacy of your notices, their merits and whether they should be included in RHR’s proxy solicitation will be considered by the RHR nominating committee when it meets to consider your letter and any other shareholder communications concerning the 2007 annual meeting of shareholders.  This committee meeting and the board meeting to review the committee’s recommendations will occur after the times for shareholder nominations and proposals expire, as follows:

Required Notice
Action	Dates
Shareholder proposals, other than nominations, intended to be included in the 2007 proxy.	Before Oct. 27, 2006.

Shareholder proposals, other than nominations, not intended to be included in the 2007 proxy but which may be presented at the 2007 annual meeting.	After Oct. 27, 2006 and before the close of business on Nov. 27, 2006.

Shareholder nominations
for persons to serve
as trustees. Shareholder
nominations which are
recommended by the
nominating committee and
supported by the board
will appear in the 2007
proxy. Shareholder
nominations which are properly
made but not recommended by
the nominating committee or
supported by the board will
not appear in the 2007 proxy,
but they may be considered
at the 2007 annual meeting.

After Oct. 27, 2006 and on or before the close of business on Nov. 27, 2006.

Because the nominating committee will not meet until after the time for making nominations has passed, I urge you to carefully consider the various requirements set forth in the RHR Agreement and Declaration of Trust and RHR Bylaws, and under applicable law, so that your notices may not be found deficient.  I expect you will be notified of any actions taken by the RHR nominating committee or the RHR board on or before January 31, 2007.  Also, of course, the nominating committee or board may decide to ask you for additional information before taking any action.

Although I do not have as much experience as you with proxy contests, I will comment upon two statements in your letter as follows:

First, your asserted share ownership exceeds the 9.8% ownership limitation in the RHR Agreement and Declaration of Trust.  I understand that you have refused repeated requests by RHR to comply with the ownership limitation in the RHR Agreement and Declaration of Trust and that litigation against Bulldog Investors is now pending to enforce this limitation.  Your refusal to comply with these terms of the Agreement and Declaration is adversely affecting RHR’s investment program and causing administrative burden and expense.  It seems to me that these facts should be described in any communications you make to the nominating committee or to other shareholders.

Second, I think it is wrong for you to state that the trustees or management of RHR have refused to discuss anything with you.  Rather, a fair statement would be that you have been unwilling to bring your share ownership into compliance with the RHR Agreement and Declaration so that a dialogue may occur.

I expect you understand that the foregoing comments on the substance of your November 6 letter are not intended to imply that your letter is otherwise an appropriate or compliant notice of trustee nominations or of a shareholder proposal.  The determination of whether your letter complies with the requirements for shareholder trustee nominations or shareholder proposals under RHR’s governing documents and applicable law will be made by the nominating committee and RHR’s board based upon your letter and anything further you choose to submit before the applicable deadlines set forth above.

Very truly yours,

Jennifer B. Clark
Secretary